Exhibit 97 Executive Compensation Recovery Policy
Executive Compensation Recovery Policy
Effective October 2, 2023 (the “Effective Date”)
Purpose and Scope
Eli Lilly and Company (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company has therefore adopted this Executive Compensation Recovery Policy (this “Policy”), which provides for Recoupment1 of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (“Exchange Rule Recoupment”) and addresses certain other rights of the Company for Recoupment of Incentive-Based Compensation (cash or equity) and/or Non-Qualified Plan Benefits previously granted or paid to Executives.
This Policy also provides the Company remedies to address payments of Incentive-Based Compensation and/or Non-Qualified Plan Benefits provided to Executives that were based on Materially Inaccurate Assessments (as described below) of performance calculations, whether or not the inaccuracies were attributable to Misconduct and whether or not they result in an Accounting Restatement.
Administration; Interpretation
This Policy will be administered by the Talent and Compensation Committee of the Board of Directors (the “Committee”), which has the authority to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. With respect to employees who are not Covered Executives, the Committee delegates administration of this Policy to the chief executive officer of the Company, who may further delegate such authority to other executives or committees. For matters so delegated, the Committee will retain oversight of management’s administration of this Policy. References hereafter to the Committee shall include persons to whom authority to administer this Policy has been delegated, as appropriate.
Management shall apprise the Committee of occurrences where it would be appropriate for the Committee to determine whether Recoupment is required or appropriate under this Policy.
It is intended that the Exchange Rule Recoupment requirements components of this Policy (the “Exchange Rule Recoupment Requirements”) be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.
The Committee will determine the method(s) for Recoupment under this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals.
1 Refer to “Certain Definitions for Purposes of the Policy” below for definitions.

Exchange Rule Recoupment
I.    Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement, the Committee will require Recoupment of the Overpayment received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.
II.    Determination of Receipt of Incentive-Based Compensation
For purposes of Exchange Rule Recoupment, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price, total shareholder return, or other metric where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price, total shareholder return, or other such metric upon which the Incentive-Based Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed as necessary.
III.    Limitations on Exchange Rule Recoupment
Exchange Rule Recoupment of compensation under this Policy will be limited to Overpayments received during the three (3) completed fiscal years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
The Committee shall Recover any Overpayment in accordance with this Policy, except to the extent that the Committee determines such Recovery would be impracticable because:
a)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be Recovered;
b)    After obtaining an opinion from local counsel, the Committee concludes recovery would violate home country law where that law was adopted prior to November 28, 2022; or
c)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
IV.    No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Incentive-Based Compensation.

Non-Exchange Rule Recoupment / Misconduct Triggers
This section provides the Company with additional remedies for Recoupment in the event of Misconduct or a Materially Inaccurate Assessment (as defined below) in addition to, but not in place of, the Exchange Rule Recoupment Requirements. For the avoidance of doubt, in the event of an Accounting Restatement, the Exchange Rule Recoupment Requirements will apply.
The Committee has discretion whether to seek Recoupment on behalf of the Company arising out of the triggers described below (Sections (I, II, III, and IV in this section). The Committee may exercise this discretion in consultation with other committees of the Board of Directors, members of management, or outside advisors as the Committee deems appropriate. In making such decisions, the Committee shall consider, among other things and as applicable: the nature and impact of the Executive’s conduct; the relationship of the conduct to the compensation being considered for Recoupment; the feasibility of the various types of Recoupment; cost of implementation; legal, compliance, and other disciplinary actions that may be taken; retention and succession planning; pay relativity; and the effect that Recoupment actions may have on litigation or investigations involving the Company.
I. Misconduct in General
In the event an Executive is subject to disciplinary action by the Company for Misconduct, the Committee may effect Cancellation or Reduction of outstanding equity grants and cash awards as well as Non-Qualified Plan Benefits.
II. Accounting Restatements Attributable to Misconduct
If the Company learns of any Misconduct that caused or contributed to the Company having to undertake an Accounting Restatement, in addition to the Exchange Rule Recoupment Requirements, the Committee may seek Recoupment from an Executive in accordance with the following:
a)    The Committee may affect Cancellation or Reduction of outstanding equity grants and cash awards as well as Non-Qualified Plan Benefits if the Executive engaged in or Condoned the Misconduct that caused or contributed to the need for the Accounting Restatement.
b)    In addition to Cancellation or Reduction, the Committee may also seek Recovery of Incentive-Based Compensation and Non-Qualified Plan Benefits previously paid if (i) the amount of the Incentive-Based Compensation or Non-Qualified Plan Benefits was calculated based upon the achievement of financial results that were subsequently the subject of an Accounting Restatement, (ii) the Executive engaged in or Condoned the Misconduct that caused or contributed to the need for the Accounting Restatement, and (iii) the amount of the bonus, Incentive-Based Compensation or Non-Qualified Plan Benefits that would have been awarded or paid to the Executive had the financial results been properly reported is lower than the amount actually awarded or paid.
III. Other Misconduct Causing Significant Harm
When, in the judgment of the Committee, there has been Misconduct that causes significant harm to the Company, the Committee may seek any or all forms of Recoupment from an Executive who
a)    engaged in the Misconduct, or

b)    in his/her supervisory responsibility, Condoned the Misconduct or failed to manage, report, or monitor conduct or risks appropriately, and such failure contributed materially to the harm caused to the Company.
The remedies provided above are not exclusive. In the event of any Misconduct arising under subsections I, II, or III above, the Company shall take such actions as it deems appropriate to remedy the Misconduct, prevent its recurrence, and, if appropriate based on all relevant facts and circumstances, discipline the wrongdoers. The Company may dismiss or otherwise discipline the Executive, authorize legal action for breach of fiduciary duty, or take such other action to enforce the Executive’s obligations to the Company as may fit the facts surrounding the particular case. The Company may, in determining the appropriate action, take into account other Recoupment rights or obligations, and penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Company’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such organizations. The Company shall not seek Recoupment under this subsection of bonuses, Incentive-Based Compensation or Non-Qualified Plan Benefits paid more than three (3) years prior to the Company’s demand for Recoupment.
IV.    Materially Inaccurate Assessments of Performance Calculations
In the event any bonus, Incentive-Based Compensation (cash or equity) or Non-Qualified Plan Benefit that has been awarded or paid to an Executive is determined to have been awarded or paid based on: (i) materially inaccurate financial statements (whether or not resulting in an Accounting Restatement); (ii) materially inaccurate assessment of the Company performance measures; or (iii) calculation errors under the relevant compensation or benefit plan or grant formula (each, a “Materially Inaccurate Assessment”), the Company reserves the right to correct the errors by:
a)    seeking Recoupment to the extent that the amount of the Incentive-Based Compensation or Non-Qualified Plan Benefit that was awarded or paid exceeded the amount that would have been awarded or paid had the amount been calculated correctly, or
b)    making additional payments to the extent that the amount of the Incentive-Based Compensation or Non-Qualified Plan Benefit that was awarded or paid was less than the correct amount.
In determining the appropriate action under this subsection IV, the Company shall take into account any factors it deems relevant, including but not limited to
a)    the amount of the overpayments or underpayments, and
b)    the extent to which the errors that caused the erroneous payments also caused offsetting “opposite way” errors in payment in subsequent years.
The Company shall not seek Recoupment under this subsection IV of bonuses, Incentive-Based Compensation or Non-Qualified Plan Benefits paid more than three years prior to the Company’s demand for Recoupment.

This right of Recoupment shall not apply to overpayments or underpayments resulting from retroactively applied changes in Generally Accepted Accounting Principles (U.S. GAAP) or other applicable accounting rules or principles.
Disclosure
The Company will disclose decisions to take action pursuant to this Policy in its proxy materials or other materials filed or furnished with the SEC when required by, and in compliance with, SEC rules and regulations and other applicable laws. In addition, when legally permissible to do so, the Company will disclose a decision to take action under this Policy when the facts and circumstances of the matter that triggered application of the Policy have been publicly disclosed in the Company’s filings with the SEC and where disclosure can be made without prejudicing the Company and its shareholders.
Other Recoupment Rights
The Company intends that this Policy will be applied to the fullest extent of the law. Any requirement or right of Recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar Policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Successors
This Policy shall be binding and enforceable against all Executives and Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
Amendment and Termination
The Talent and Compensation Committee of the Board of Directors may amend this Policy from time to time in its discretion and may terminate this Policy at any time.
Certain Definitions for Purposes of the Policy
•Accounting Restatement means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•Cancellation means cancellation or forfeiture of (a) any bonus or Incentive-Based Compensation award (cash or equity) that has been granted/awarded but not yet paid, (b) any outstanding equity grants , and/or (c) any non-qualified retirement benefits under The Lilly Excess Benefit Plan – Retirement, accruing on or after January 1, 2022 (“Non-Qualified Plan Benefits”).
•Condoned means to overlook Misconduct, and pertains to Executives who (i) know, or reasonably should know, that Misconduct is occurring (or has occurred) and (ii) encourage or take no meaningful action to stop or report such Misconduct.

•Covered Executives means the Company’s current and former executive officers (as determined by the Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) and such other senior executives/employees who may from time to time be deemed subject to this Policy by the Committee.
•Executive means an employee in a senior management position.2 This Policy applies to Incentive-Based Compensation awarded or paid to an employee at a time when he/she is or was an executive; subsequent changes in status, including retirement or other termination of employment, do not affect the Company’s right of Recoupment.
•Financial Reporting Measure means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income, and (ii) stock price and total shareholder return.
•Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures.
Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (a) salaries; (b) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (c) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (d) wholly time-based equity awards; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.

•Misconduct means conduct (i) resulting in a violation of law, or (ii) resulting in a material violation of a code of conduct or other written policy of the Company.
•Overpayment means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by a Covered Executive had it been determined based on the restated amounts as a result of the Accounting Restatement, which amount must be computed without regard to any taxes paid.
•Recoupment includes Cancellation, Reduction, and Recovery, as defined herein.
•Recovery means the recapture or restitution of Incentive-Based Compensation (cash or equity), or Non-Qualified Plan Benefits already paid. For this purpose, “paid” includes, but is not limited to, amounts of cash Incentive-Based Compensation that are deferred by the Executive and earn interest under the terms of the Lilly Deferred Compensation Plan.
2 As of the Effective Date, ‘senior management position’ shall refer to those who are classified by the Company as M5+ and R12 global job level or other groups or individuals as designated by the Committee (or its delegee).

•Reduction means (a) reduction, in whole or part, of the payout of any bonus or Incentive-Based Compensation award (cash or equity) from the amount that would otherwise be payable under the terms of the award, (b) reduction, in whole or part, in the number of shares of an equity award (whether in shares of stock or units) that are allowed to vest, and/or (c) reduction, in whole or part, of the amount that would otherwise be payable as Non-Qualified Plan Benefits.
•SEC means the U.S. Securities and Exchange Commission.